Exhibit 21.1

SUBSIDIARIES

DipChip Corp.

Straight Path IP Group, Inc.

Straight Path Spectrum, Inc.

Straight Path Advanced Communication Services, LLC

Straight Path IP Group, LLC

Straight Path Spectrum, LLC

Straight Path Ventures, LLC (F/K/A Winstar Holdings LLC)

Winstar Spectrum, LLC